Exhibit 4.11

São Paulo, April 9, 2018.

Oliveira Trust Servicer S.A.

Rua Joaquim Floriano 1052, 13º andar

04534-004 São Paulo, SP, Brazil

Attn.: Antonio Amaro / Marcelo Andrade

Ref: Offer Letter No. 1/2018

Dear Sirs,

DIRECTV ARGENTINA S.A., a sociedad anonima existing pursuant to the laws of the Republic of Argentina, with its registered office at Paraguay 610, Floor 28, City of Buenos Aires, Republic of Argentina, represented herein pursuant to its organizational documents (“Company”), hereby addresses OLIVEIRA TRUST SERVICER S.A., a corporation with its branch in the City of São Paulo, State of São Paulo, Brazil, at Rua Joaquim Floriano 1052, 13º andar, enrolled with the CNPJ under No. 02.150.453/0002-00 (“Administrative Agent”), as representative of the Initial Lenders (as defined below), making reference to the “Master Facilities Agreement”, entered into on April 9, 2018, by and among Sky Serviços de Banda Larga Ltda., the lenders party thereto (“Initial Lenders”), the guarantors party thereto and the Administrative Agent (“Master Agreement”).

In this regard, the Company has executed this offer (“Offer”) to enter into a joinder to the Master Agreement (“Joinder”) for the Company to become a party to the Master Agreement, pursuant to Section 7 of the Master Agreement, and be legally bound thereby as a Guarantor, assuming all covenants, making all representations and otherwise subject to all terms and conditions applicable to a Guarantor pursuant to the Master Agreement, as if it had executed the Master Agreement.

If accepted, this Joinder shall be deemed to be part of the Master Agreement and together with the Master Agreement shall form a single agreement among the parties (including the signatory) to the Master Agreement.

This Offer will be valid for 5 (five) Business Days (as defined in the Master Agreement) as of the date in which it is received by the Administrative Agent, and it shall be deemed accepted upon receipt by the Company, of a written notice executed in accordance with the terms set forth in Exhibit A to such effect as of the date in which such written notice is received. In case this Offer is not accepted within this period, it shall terminate and be of no effect whatsoever.

This Joinder Agreement will be governed and construed by the laws of Brazil.

The venue of the Judicial District of the City of São Paulo, State of São Paulo, will be used to settle any disputes that may arise out of this Joinder Agreement, excluding any other.

Sincerely,

DIRECTV Argentina S.A.

/s/ Daniela Pellegrino Anversa
Name: Daniela Pellegrino Anversa Title: Attorney-in-Fact

Witnesses:

/s/ Naiandra Magalhães de Souza	/s/ Silvia Ferreira Olivieri
Name: Naiandra Magalhães de Souza RG: 36-812-825-8 CPF/MF: 425-776-398-13	Name: Silvia Ferreira Olivieri RG: 33-620-202-7 CPF/MF: 397-337-178-43

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EXHIBIT A

ACCEPTANCE LETTER

São Paulo, April 9, 2018.

DIRECTV Argentina S.A.

Paraguay 610, 28th Floor

City of Buenos Aires

Argentina

Ref: Offer Letter No. 1/2018

Dear Sirs,

We hereby accept your Offer Letter No. 1/2018 of April 9, 2018.

Yours very truly,

OLIVEIRA TRUST SERVICER S.A.

/s/ Fernando Nunes Luis	/s/ Bruna Souza Noel
Name: Fernando Nunes Luis Title: Attorney-in-Fact	Name: Bruna Souza Noel Title: Attorney-in-Fact

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